Exhibit 11

April 18, 2018

Nuveen Investment Trust II

Nuveen Santa Barbara Dividend Growth Fund

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Nuveen Investment Trust II, a Massachusetts business trust (the “Trust”), in connection with the filing of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), relating to the issuance of Class A, Class C, Class R6 and Class I shares of beneficial interest, par value $.01 per share (the “Shares”), of Nuveen Santa Barbara Dividend Growth Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of Nuveen Symphony Low Volatility Equity Fund (the “Target Fund”), a series of the Trust, as described in the Registration Statement and pursuant to an Agreement and Plan of Reorganization by the Trust, on behalf of and between the Acquiring Fund and the Target Fund, and Nuveen Fund Advisors, LLC (for purposes of Section 9.1 of the Agreement and Plan of Reorganization only), substantially in the form included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s Amended and Restated By-Laws, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in

Nuveen Investment Trust II

April 18, 2018

the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims Shareholder liability for any personal liability for any debt or obligations of the Trust. The Declaration of Trust provides that the Shareholder or former Shareholder shall be entitled out of the assets of the Trust to be held harmless from and indemnified against all loss and expense arising from any such personal liability; provided, however, there shall be no liability or obligation of the Trust arising thereunder to reimburse any Shareholder for taxes paid by reason of such Shareholder’s ownership of any Share or for losses suffered by reason of any changes in value of any Trust assets. The Trust shall, upon request by the Shareholder or former Shareholder, assume the defense of any claim made against the Shareholder for any act or obligation of the Trust and satisfy any judgment thereon. Capitalized terms in this paragraph have the same meanings as ascribed to them in the Declaration of Trust.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and the reference to us in the Proxy Statement/Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ VEDDER PRICE P.C.

VEDDER PRICE P.C.